Exhibit 99.1

Consent of Qatalyst Partners LP

May 20, 2024

We hereby consent to the use in the proxy statement/prospectus pursuant to Section 14(a) of the Securities Exchange Act of 1934 that forms part of the Registration Statement on Form S-4 of CoStar Group, Inc. (the “Proxy Statement”) of our opinion dated April 21, 2024 appearing as Annex B to such Proxy Statement, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Qatalyst Partners”; “Risk Factors—Risks Factors Relating to the Mergers—”; “The Mergers—Background of the Mergers”; “The Mergers— Matterport’s Reasons for the Mergers; Recommendations of the Matterport Board”; “The Mergers—Opinion of Qatalyst Partners”; and “The Mergers– Matterport Unaudited Prospective Financial Information”.

/s/ Qatalyst Partners LP
Qatalyst Partners LP